Exhibit 12.1

Corporate Office Properties Trust

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
(Dollars in thousands)

	Years Ended December 31,
Earnings:	2006	2005	2004	2003	2002
Income from continuing operations before equity in loss of unconsolidated entities, income taxes and minority interests	$39,681	$40,083	$42,074	$33,317	$24,798
Gain (loss) on sales of real estate, excluding discontinued operations	889	366	(150)	472	2,564
Combined fixed charges and preferred share dividends (from below)	110,541	85,240	70,627	71,541	57,894
Amortization of capitalized interest	527	337	285	254	195
Distributed income (loss) of equity investees	26	(164)	(83)	(181)	295
Subtract:
Capitalized interest (from below)	(14,559)	(9,871)	(5,112)	(2,846)	(3,091)
Preferred share dividends included in fixed charges	(15,404)	(14,615)	(16,329)	(12,003)	(10,134)
Preferred unit distributions included in fixed charges	(660)	(660)	(179)	(1,049)	(2,287)
Repurchase of preferred units in excess of recorded book value	—	—	—	(11,224)	—
Issuance costs associated with redeemed preferred shares	(3,896)	—	(1,813)	—	—
Total earnings	$117,145	$100,716	$89,320	$78,281	$70,234

Combined fixed charges and preferred share dividends:
Interest expense on continuing operations	$71,378	$54,872	$42,148	$38,730	$36,501
Interest expense on discontinued operations	1,042	2,272	2,115	2,449	2,855
Capitalized interest (internal and external)	14,559	9,871	5,112	2,846	3,091
Amortization of debt issuance costs on continuing operations-expensed	2,847	2,229	2,420	2,756	2,490
Amortization of debt issuance costs on discontinued operations-expensed	134	11	11	11	11
Amortization of debt issuance costs-capitalized	237	272	113	—	59
Interest included in rental expense	384	438	387	473	466
Preferred share dividends	15,404	14,615	16,329	12,003	10,134
Preferred unit distributions	660	660	179	1,049	2,287
Repurchase of preferred units in excess of recorded book value	—	—	—	11,224	—
Issuance costs associated with redeemed preferred shares	3,896	—	1,813	—	—
Total combined fixed charges and preferred share dividends	$110,541	$85,240	$70,627	$71,541	$57,894

Ratio of earnings to combined fixed charges and preferred share dividends	1.06	1.18	1.26	1.09	1.21